EXHIBIT 99.1

Jan. 20, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin (713) 507-6466

DYNEGY AND WEST COAST POWER ANNOUNCE SETTLEMENT WITH

THE FERC REGARDING WESTERN ENERGY MARKETS TRADING STRATEGIES

HOUSTON (Jan. 20, 2003)—Dynegy Power Marketing, Inc. and Dynegy Power Corp., both wholly owned subsidiaries of Dynegy Inc. (NYSE: DYN), and the four companies comprising West Coast Power, Dynegy’s 50-50 joint venture with NRG Energy, Inc., today announced that they have reached a settlement with the Federal Energy Regulatory Commission (FERC) staff relating to a proceeding involving certain trading strategies in western energy markets during 2000 and 2001. Under the terms of the settlement, Dynegy and West Coast Power have agreed to pay approximately $3 million, following final FERC approval, into a fund established at the U.S. Treasury for the benefit of California and Western electricity consumers.

In reaching a settlement with the FERC staff, Dynegy and West Coast Power neither admitted nor denied violating the rules or tariffs of the California Independent System Operator. Dynegy manages fuel procurement and trading activities on behalf of West Coast Power.

The settlement, which must be approved by the FERC, will bring closure to the FERC staff’s litigation regarding trading strategies in western energy markets addressed in a show cause order issued by the agency in June 2003. Today’s settlement does not include the pending refund proceedings involving Dynegy Power Marketing and West Coast Power. Dynegy and West Coast Power continue to cooperate with all investigations related to the 2000 and 2001 western energy markets.

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DYNEGY AND WEST COAST POWER ANNOUNCE

SETTLEMENT WITH THE FERC REGARDING WESTERN

ENERGY MARKETS TRADING STRATEGIES

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Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the settlement of certain investigations involving West Coast Power. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include Dynegy’s ability to obtain FERC approval for the settlement. There can be no assurance that such approval will be obtained or that the settlement will be completed. More information about the risks and uncertainties relating to these forward-looking statements can be found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.